Exhibit 10.11

APAC Customer Services, Inc.	Phone 847-374-4998
One Parkway North Center, 5th Floor	Fax 847-236-5453
Deerfield, IL 60015	wnrothman@apacmail.com

October 1, 1999

Warren N. Rothman Senior Vice President Human Resources

Mr. John R. Bowden

33 Duxbury

North Barrington, IL 60010

Dear John:

We are very happy that you have decided to join APAC. Your title will be Senior Vice President, Client Relationship Development and you will report to our President and Chief Operating Officer as a member of the Executive Committee.  As agreed, the following employment terms will apply:

1.            Your starting base salary will be $220,000 on an annualized basis payable bi-weekly (“Base Salary”). Your Basic Salary will be reviewed each year at the time when increases for executive personnel of APAC are considered.  At the present time, that occurs on or about March 1st of each year.

2.            You will be a participant in APAC’s annual incentive compensation plan (“Bonus”) as it exists from year-to-year with a maximum annual payout target for 1999 of fifty percent (50%) of Base Salary. The payout of your Bonus depends on APAC meeting its budgeted financial performance and you meeting your individual and team performance goals that will be established each year between you and the executive to whom you report.  For 1999, assuming you are employed by APAC at the time bonuses are paid, your minimum bonus shall be $13,750, guaranteed.

3.            You will be entitled to the benefits, paid vacation (four weeks) and perquisites normally available to Senior Vice President level employees.

4.            Subject to the approval of the Compensation Committee at its October 12, 1999 meeting, you are being granted options to purchase 100,000 shares of APAC stock at a exercise price equal to the mean between the high and the low prices at which APAC’s common stock trades on the day you begin work at APAC as reported by Bloomberg Financial Markets, such options to be issued pursuant to the option grant materials enclosed with this letter.  This option will vest at the rate of 20% per year during the first five years of the term of the option and the option will have a term of ten years.  You will also be eligible for annual consideration for additional option awards subject to the terms and guidelines of the company’s going-forward stock option plan.

October 1, 1999 Mr. John R. Bowden Page Two

5. You will sign a Restrictive Covenant Agreement (form attached) concurrent herewith.

6. Your employment will be full-time and best efforts.

7. Your effective commencement date is to be on or before October 8, 1999.

8. You will be based in APAC’s office in Deerfield, Illinois, but will be expected to travel regularly as part of your responsibilities.

9.     In the event your employment is terminated by APAC other than “ for cause” (as such term is defined in APAC’s option grant materials), APAC will pay you severance equal to the monthly amount of your then current Base Salary during each of the six (6) months following such termination.

We are excited to have you join the team, and we look forward to working with you.

Best personal regards.

Sincerely,
/s/ Warren N. Rothman
Warren N. Rothman
Senior Vice President
Human Resources

Enclosure

Accepted By:

/s/ John R. Bowden
John R. Bowden

Dated: October 7, 1999